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                                                                    EXHIBIT 2.20


               AMBULATORY SURGICAL CENTER ASSET PURCHASE AGREEMENT

         THIS AMBULATORY SURGICAL CENTER ASSET PURCHASE AGREEMENT (this "Agreement") is dated as of the 1st day of May, 1998, by and among JOHNSON EYE INSTITUTE SURGERY CENTER, INC., a Florida corporation ("Seller"), VISION TWENTY-ONE SURGERY CENTER, LTD., a Florida limited partnership ("Purchaser"), and DAVID A. JOHNSON, M.D. and DEBRA PAZO JOHNSON ( together, the
"Shareholder").

                              W I T N E S S E T H:

         WHEREAS, the Seller currently conducts an "ASC Business," defined as the medical and administrative services rendered at a facility which provides medically necessary and elective eye surgical care in which patients are admitted to and discharged from such facility within the same working day and are not permitted to stay overnight, and which facility is not part of a hospital;

         WHEREAS, the Seller currently conducts such ASC Business at its facility located at 5923 7th Street, Zephyrhills, Florida 33540;

         WHEREAS, the Shareholder owns all of the issued and outstanding shares of capital stock of the Seller;

         WHEREAS, Purchaser is a corporation with its principal place of business at 7209 Bryan Dairy Road, Largo, Florida 34777; and

         WHEREAS, Seller desires to sell, assign and transfer all of its Assets (as defined herein) to Purchaser and Purchaser desires to purchase, assume and acquire such assets and assume certain liabilities of the Seller in exchange for the consideration provided herein.

         NOW, THEREFORE, in consideration of the respective covenants, representations, warranties and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                          ARTICLE I - PURCHASE AND SALE

         1.1. Purchase and Sale of Assets. Subject to the terms and conditions herein set forth, and in reliance upon the representations and warranties set forth herein, Seller agrees to sell, convey, assign, transfer and deliver to Purchaser, and Purchaser agrees to purchase, assume, accept and acquire, all of Seller's right, title and interest in and to the assets of Seller relating to the Seller's ASC Business consisting of all the assets (other than the Excluded Assets specified in Section 1.2 hereof) as set forth on SCHEDULE 1.1, of every kind, character and description, whether tangible, real, personal, or mixed, and wheresoever located, whether carried on the books of Seller or not carried on the books of Seller due to having been expended, fully depreciated, or otherwise (collectively, the "Assets"), and including without limitation the following (except to the extent that any of the following are specifically enumerated as Excluded Assets in Section 1.2 hereof) to the extent permitted by applicable law:


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              (a) all machinery, equipment, tools, furniture, furnishings, goods, and other tangible personal property;

              (b) all supplies;

              (c) all leases of instruments, equipment, furniture, machinery and other items of tangible personal property (including rights to any security deposits with respect to such leases);

              (d) all prepaid items, notes and unbilled costs and fees (excluding intercompany and related party debts);

              (e) to the extent permitted by applicable law, all rights under any written or oral contract, agreement, plan, instrument, registration, license, certificate of occupancy, other permit or approval of any nature, or other document, commitment, arrangement, undertaking, practice or authorization;

              (f) all rights under any patents, trademarks, service marks, trade names or copyrights, whether registered or unregistered, and any applications therefor, except for the names "Johnson Eye Institute" and "NewLight Eye Laser Surgery Center";

              (g) all data bases used in the Seller's ASC Business or under development;

              (h) all rights arising out of occurrences before or after the Closing, including without limitation, all representations, warranties, covenants and guaranties made or provided by third parties to or for the benefit of Seller with respect to any of the Assets;

              (i) all books and records of Seller, including, without limitation, all credit records, payroll records, computer records, computer programs, contracts, agreements, operating manuals, schedules of assets, correspondence, books of account, files, papers, books and all other public and confidential business records, whether such records are in hard copy form or are electronically or magnetically stored; provided, however, that all financial records necessary for the preparation of tax returns or to support previously filed tax returns shall be retained by Seller, which shall maintain such records for seven (7) years after the Closing Date and permit Purchaser to review or obtain copies of such records, at Purchaser's cost, subsequent to the Closing Date;

              (j) all information, files, records, data, plans, contracts and recorded knowledge, including supplier lists and employee records related to the foregoing and the operation of the Seller's ASC Business; and

              (k) all cash in registers or petty cash drawers (which shall on the Closing Date be at least ninety percent (90%) of the average daily cash balance held in such locations in the twelve (12) month period preceding the Closing Date)

              (l) all inventory

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              (m) patient lists, including names, addresses and telephone numbers;

              (n) medical records;

              (o) licenses (including, without limitation, Seller's license to conduct its ASC Business issued by the State of Florida), certificates of need, Medicare/Medicaid certifications and other governmental authorizations necessary to provide medical or medical services and to be paid therefor by applicable third party payors;

              (p) eyeglasses, lenses and other eye wear;

              (q) all accounts receivable of Seller existing as of the effective date of this Agreement; and

              (r) any other asset that legally can be owned by a party that is not physician or optometrist-owned.

         1.3. Excluded Assets. Notwithstanding the foregoing, the Assets shall not include any of the following (collectively, the "Excluded Assets"):

              (a) life insurance policies covering the life of the Shareholder or any employee of Seller;

              (b) personal effects listed on SCHEDULE 1.3;

              (c) the names "Johnson Eye Institute" and "NewLight Eye Laser Surgery Center";

              (d) the lease of real property located at 5923 7th Street, Zephyrhills, Florida 33540, which location shall be leased to Purchaser pursuant to the Lease Agreement described in Section 2.2(a)(v), and which lease has been terminated as of the effective date of this Agreement; and

              (e) cash and cash equivalents in banks, certificates of deposit, commercial paper and securities owned by Seller (but excluding cash held in registers or petty cash drawers on the Closing Date which shall be transferred to Purchaser).

         1.3. The Purchase Price. Purchaser agrees that, subject to the terms and conditions of this Agreement, and in full consideration for the aforesaid sale, transfer, conveyance, assignment and delivery of the Assets of Seller to Purchaser, and the acceptance by Purchaser of such Assets and the assumption by Purchaser of those liabilities listed on SCHEDULE 1.5 hereto, Purchaser shall deliver to Seller at the Closing the consideration (the "Purchase Price") set forth in SCHEDULE 1.3 hereto.


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         1.4. Allocation of Purchase Price. The Purchase Price shall be allocated among the Assets as set forth on SCHEDULE 1.4 annexed hereto and made a part hereof. Each of the Seller, Shareholder and Purchaser hereby covenants and agrees that he, she, or it will not take a position that is in any way inconsistent with the terms of this Section 1.4 on any income tax return, before any governmental agency charged with the collection of any income tax or in any judicial proceeding.

         1.5. Assumption of Certain Obligations and Liabilities. From and after the Closing Date, Purchaser shall assume and agree to pay or perform, promptly as they become due, only those obligations and liabilities of the Seller expressly set forth on SCHEDULE 1.5 (the "Assumed Obligations"). Except for the Assumed Obligations, the Purchaser shall not assume or be deemed to have assumed and shall not be responsible for any other obligation or liability of Seller, direct or indirect, known or unknown, absolute or contingent.

                  ARTICLE II - CLOSING, ITEMS TO BE DELIVERED,
                   THIRD PARTY CONSENTS AND FURTHER ASSURANCES

         2.1. Closing. The closing of the transactions contemplated in this Agreement (the "Closing") shall take place at or prior to May 8, 1998 (the date that the Closing takes place is referred to herein as the "Closing Date") at the office of Shumaker, Loop & Kendrick, LLP located at 101 East Kennedy Boulevard, Suite 2800, Tampa, Florida 33602, or at such other location or date as the parties hereto shall mutually agree. Notwithstanding the foregoing language to the contrary, the effective date of Closing shall be deemed to be May 1, 1998.

         2.2. Deliveries of the Seller, Shareholder and Purchaser at the Closing.

              (a) Seller and Shareholder shall deliver to Purchaser the following at or prior to the Closing:

                  (i) such bills of sale with warranties as to title, assignments, endorsements and other good and sufficient instruments and documents of conveyance and transfer as shall be necessary and effective to transfer and assign to and vest in Purchaser all of Seller's right, title and interest in and to the Assets, including without limitation (A) good and valid title in and to all of the Assets owned by Seller, (B) good and valid leasehold interests in and to all of the Assets leased by Seller as lessee, and (C) all of Seller's rights under all agreements, contracts, commitments, instruments and other documents included in the Assets to which Seller is a party or by which it has rights on the Closing Date; the aforedescribed instruments shall include, without limitation, the Bill of Sale and Assignment (the "Bill of Sale") in the form annexed hereto and made a part hereof as EXHIBIT 2.2(A)(I);

                  (ii) original instruments of consent or waiver duly executed by third parties with respect to any contracts, agreements, leases or other rights or obligations being transferred to Purchaser hereunder and requiring a consent or waiver therefor;

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                  (iii) duly executed UCC-3 termination statements evidencing the release of any and all liens upon any of the Assets held by any person or entity;

                  (iv) a copy of resolutions of the Board of Directors of Seller authorizing the execution, delivery and performance of this Agreement and all related documents and agreements and the consummation of the transactions contemplated in this Agreement;

                  (v) a duly executed Lease Agreement for the lease of the real property described in SCHEDULE 3.1(q) (the "Lease Agreement"), in the form annexed hereto and made a part hereof as EXHIBIT 2.2(a)(v) (the "Lease Agreement"); and

                  (vi) such other certificates and documents as Purchaser or its counsel may reasonably request.

Simultaneously with delivery of the items set forth in this Section 2.2(a), Seller shall take all such steps as may be required to put Purchaser in actual possession and operating control of the Assets.

              (b) Purchaser shall deliver to Seller the following at or prior to the Closing:

                  (i)   the Purchase Price;

                  (ii)  the Bill of Sale;

                  (iii) a copy of the resolutions of the Board of Directors of the general partner of the Purchaser on behalf of the Purchaser authorizing the execution, delivery and performance of this Agreement and all related documents and agreements and the consummation of the transactions contemplated in this Agreement;

                  (iv)  a duly executed Lease Agreement; and

                  (v) such other certificates and documents as Seller or its counsel may reasonably request.

         2.3. Further Assurances. Seller, from time to time after the Closing and at the request of Purchaser, will execute, acknowledge and deliver to Purchaser such other instruments of conveyance and transfer and will take such other actions as Purchaser may reasonably require in order to vest more effectively in Purchaser, or to put Purchaser more fully in possession of, any of the Assets. Each of the parties hereto will cooperate with the other and execute and deliver to the other parties hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party hereto as necessary to carry out, evidence and confirm the intended purposes of this Agreement.


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                  ARTICLE III - REPRESENTATIONS AND WARRANTIES

         3.1. Representations and Warranties of Seller and Shareholder. Seller and Shareholder hereby jointly and severally represent and warrant to Purchaser that the following are true and correct as of the date hereof, and shall be true and correct as of the Closing Date as if made on that date, except as set forth on the Schedules attached hereto and made a part hereof, each of which exceptions shall specifically identify and be limited to the relevant subsection hereof to which it relates and shall be deemed to be a representation and warranty as if made hereunder:

              (a) Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, with all requisite corporate power and authority to carry on the business in which it is engaged, to own the properties it owns, to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Seller is not duly qualified and licensed to do business in any other jurisdiction. Seller does not have any assets, employees or offices in any state other than the State of Florida.

              (b) Legal Power and Enforceable Obligations. Seller has the power, authority and legal right to own, lease and operate the Assets, to conduct the Practice as currently conducted, and to execute, deliver and perform this Agreement. This Agreement and all the other documents and instruments required to be delivered by Seller and/or Shareholder in accordance with the provisions hereof have been, or upon their execution and delivery will have been, duly executed and delivered on behalf of Seller and Shareholder and constitute, or will constitute, the legal, valid and binding obligation of Seller and Shareholder, enforceable against Seller and Shareholder in accordance with their respective terms.

              (c) No Violation. The execution, delivery and performance of this Agreement by Seller and Shareholder do not and will not violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of any other person under (i) any existing law, ordinance, or governmental rule or regulation to which Seller or Shareholder is subject, (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to either Seller or Shareholder, (iii) Seller's Articles or Certificate of Incorporation or Bylaws, or (iv) any mortgage, indenture, agreement, contract, commitment, lease, plan or other instrument, document or understanding, oral or written, to which either Seller or Shareholder is a party, by which either Seller or Shareholder may have rights, or by which any of the Assets may be bound or affected, or give any party with rights thereunder the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of Seller or Shareholder thereunder. No authorization, approval or consent of, and no filing with, any governmental or regulatory official, body or authority is required in connection with the execution, delivery or performance of this Agreement by Seller or Shareholder or the sale to Purchaser of the Assets.

              (d) No Third Party Options. There are no existing agreements with, options or commitments to or rights of any person to acquire any of the Assets or any interest therein.

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              (e) Condition of Tangible Assets. All buildings, structures, facilities, equipment and other material items of tangible property and assets included in the Assets are in good operating condition and repair, subject to normal wear and maintenance, are usable in the regular and ordinary course of business and conform to all applicable laws, ordinances, codes, rules and regulations relating to their construction, use and operation.

              (f) Title to Assets; Required Approvals. Seller has and shall transfer to Purchaser at the Closing good, valid and marketable title to all of the Assets being sold and transferred hereunder, free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and other encumbrances and defects of title of any nature whatsoever, except as set forth in SCHEDULE 3.1(f). Except as set forth in SCHEDULE 3.1(f), no consent, approval, waiver or authorization is required to be obtained by Seller from any third party with respect to the assignment to Purchaser of any contract, agreement, lease, or other right or obligation of Seller other than pursuant to those leases the failure of which to obtain would not, individually or in the aggregate, have a material adverse effect upon the conduct of the Seller's ASC Business. Seller shall use its best efforts to obtain all such consents, approvals, waivers and authorizations with respect to those items disclosed on
SCHEDULE 3.1(f) before and after the Closing.

              (g) Taxes. Seller has filed all tax returns and forms required to be filed with respect to its ASC Business, and has paid in full all taxes, estimated taxes, interest, penalties, assessments and deficiencies which have become due with respect to the Seller's ASC Business, or will do so prior to the Closing Date. Such returns and forms are true and correct in all material respects, and Seller is not required to pay any other tax except as shown on such returns. Seller is not a party to any pending action or proceeding and, to Seller's knowledge, there is no action or proceeding threatened by any government or authority against Seller for the assessment or collection of any tax and no resolved claim for assessment or collection of any tax has been asserted against Seller. The Shareholder is not a "foreign person" as described in Section 1445 of the Internal Revenue Code of 1986, as amended. There is no pending proceeding to reduce the assessed valuation of any portion of the Assets. Seller has delivered to Purchaser a true and complete copy of its federal and state tax returns for the years ended December 31, 1995, December 31, 1996, and December 31, 1997, which tax returns are or shall be accompanied by all notes and schedules filed therewith. Such tax returns fairly present the financial position of Seller for the periods covered thereby.

              (h) Absence of Changes. Since December 31, 1997, Seller has not:

                  (i) incurred any liabilities, other than liabilities incurred in the ordinary course of business consistent with past practice, or discharged or satisfied any lien or encumbrance, or paid any liabilities, other than in the ordinary course of business consistent with past practice, or failed to pay or discharge when due any liabilities of which the failure to pay or discharge has caused or will cause any material damage or risk of material loss to Seller or any of its Assets or properties;

                  (ii) sold, encumbered, assigned or transferred any of its Assets or properties;

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                  (iii)  created, incurred, assumed or guaranteed any
indebtedness for money borrowed, or mortgaged, pledged or subjected any of the Assets to any mortgage, lien, pledge, security interest, conditional sales contract or other encumbrance of any nature whatsoever;

                  (iv) made or suffered any amendment or termination of any material agreement, contract, commitment, lease or plan to which it is a party or by which it is bound, or canceled, modified or waived any substantial debts or claims held by it or waived any rights of substantial value, whether or not in the ordinary course of business;

                  (v) suffered any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the Seller's ASC Business and its related operations, assets, properties, prospects or condition (financial or otherwise) or suffered any repeated, recurring or prolonged shortage, cessation or interruption of supplies or utility or other services required to conduct its ASC Business;

                  (vi) suffered any material adverse change in the Seller's ASC Business and its related operations, assets, properties, prospects or condition (financial or otherwise);

                  (vii) received notice or had knowledge of any actual or threatened labor trouble, strike or other occurrence, event or condition of any similar character which has had or might have an adverse effect on the Seller's ASC Business or its related operations, Assets, properties, prospects or condition (financial or otherwise);

                  (viii) increased or decreased the salaries or other compensation of, or made any advance (excluding advances for ordinary and necessary business expenses) or loan to, any of its employees or made any increase in, or any addition to, other benefits to which any of its employees may be entitled other than in the ordinary course of business consistent with past practice;

                  (ix) changed any of the accounting principles followed by it or the methods of applying such principles; or

                  (x) entered into any transaction other than in the ordinary course of business consistent with past practice.

              (i) Financial Statements; Consistent Treatment of Expenses. Seller has delivered to Purchaser Seller's unaudited balance sheets and unaudited statements of income and cash flows for the fiscal years ended December 31, 1995, December 31, 1996, and December 31, 1997, and Seller's unaudited balance sheet and unaudited statements of income and cash flows for the four (4) month period ended April 30, 1998, (collectively, the "Financial Statements"). Except as set forth on SCHEDULE 3.1(i), the Financial Statements, including the notes thereto, have been prepared utilizing generally accepted accounting principals ("GAAP") consistently applied by Seller in accordance with past practice throughout the periods indicated. The Financial Statements fairly present the financial condition and results of operation of Seller as at the respective dates and for the



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periods indicated. Except as set forth on SCHEDULE 3.1(i), the Financial
Statements reflect all liabilities and obligations of the Seller, accrued, contingent or otherwise that would be required to be reflected thereon, or in the notes thereto, prepared in accordance with GAAP, except for liabilities and obligations incurred in the ordinary course of business since April 30, 1998. For purposes of this Agreement, the term "liabilities" shall include, without limitation, any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, choate or inchoate, liquidated or unliquidated, secured or unsecured.

              (j) Compliance with Law; Authorizations. Seller has complied in all material respects with, and is not in any material violation of, any law, ordinance or governmental or regulatory rules or regulations, whether federal, state, local or foreign, to which Seller and its ASC Business and related operations, assets or properties are subject ("Regulations"). Seller owns, holds, possesses or lawfully uses in the operation of the its ASC Business all franchises, licenses, permits, easements, rights, applications, filings, registrations and other authorizations ("Authorizations") which are material for Seller to conduct its ASC Business as currently conducted or for the ownership and use of the assets owned or used by Seller in the conduct of the ASC Business, free and clear of all liens, charges, restrictions and encumbrances and in compliance with all Regulations. Seller is not in default, nor has Seller received any notice of any claim of default, with respect to any such Authorization. All such Authorizations are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees. None of such Authorizations will be adversely affected by the consummation of the transactions contemplated hereby.

              (k) Litigation. No litigation, including any arbitration, investigation or other proceeding of or before any court, arbitrator or governmental or regulatory official, body or authority is pending or, to the best knowledge of Seller and Shareholder, threatened against Seller or Shareholder or relates to the Assets or the transactions contemplated by this Agreement, nor does Seller or Shareholder know of any reasonably likely basis for any such litigation, arbitration, investigation or proceeding, the result of which could adversely affect Seller, Shareholder, the Assets or the transactions contemplated hereby or thereby. Neither Seller nor Shareholder is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which may adversely affect Seller, the Shareholder, the Assets or the transactions contemplated hereby.

              (l) Labor Matters. Seller has not suffered any strike, slowdown, picketing or work stoppage by any union or other group of employees affecting its ASC Business. Seller is not a party to any collective bargaining agreement, no such agreement determines the terms and conditions of employment of any employee of Seller, no collective bargaining agent has been certified as a representative of any of the employees of Seller, and no representation campaign or election is now in progress with respect to any of the employees of Seller. Seller has complied and is in compliance in all material respects with all laws and regulations relating to the employment of labor, including, without limitation, provisions relating to wages, hours, collective bargaining, occupational safety and health, equal employment opportunity and the withholding of income taxes and social security contributions. Seller has paid its employees all wages, commissions and



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accruals for earned vacation, personal days and sick leave owing through the
Closing Date. Except as described in SCHEDULE 3.1(l), the consummation of the transactions contemplated hereby will not cause Purchaser to incur or suffer any liability relating to, or obligation to pay, any severance, termination or other payment to any person or entity and any such claim made against Purchaser for reason of any termination or separation of any employee on or before Closing, or otherwise resulting from the sale of the Assets pursuant to this Agreement, shall be the sole responsibility of Seller. No employee of Seller has any contractual right to continued employment by Seller following the consummation of the sale of the Assets pursuant to this Agreement and Purchaser shall be free to offer employment to such employees of Seller as Purchaser may determine and on such terms and conditions as Purchaser may determine. Set forth in SCHEDULE 3.1(l) is an accurate and complete list of all employees employed by Seller in its ASC Business showing as to each the nature of the employee's job, years of service, the amount or rate of compensation, all accruals of vacation, personal days, sick leave, and any other benefits due the employee and other matters which may be reasonably required by Purchaser.

              (m) Employee Benefit Plans. Seller neither sponsors nor maintains any employee benefit plans except as described in SCHEDULE 3.1(m). The Seller is not a contributing employer under any multiemployer plan (as such term is defined in Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) nor has it withdrawn from participation in any such plan after 1979. The Seller has not entered into any agreement to provide, nor does it otherwise have any obligation to provide, any individual and/or his designated beneficiary with any medical, life insurance or other fringe benefits, following his retirement or other termination of employment, other than pension benefits payable pursuant to its employee pension benefit plans (as such term is defined in Section 3(2) of ERISA) described in SCHEDULE 3.1(m). Any employee benefit plans (as such term is defined in Section 3(3) of ERISA) maintained or sponsored by Seller for the benefit of Seller's employees and described in SCHEDULE 3.1(m) are in compliance in all material respects with the applicable provisions of ERISA and the regulations promulgated thereunder as presently applied, and have so complied during all prior periods during which such provisions were applicable. Seller has complied in all material respects with the provisions of ERISA applicable to it as employer, plan sponsor, plan administrator or fiduciary of any such employee benefit plans with respect to any such employee benefit plans maintained by Seller or to which Seller was obligated to contribute funds (or any other plan or individual arrangement which may not be subject to ERISA). Seller has (i) made all contributions required of it by law (including, without limitation, ERISA) or contract; and (ii) is and has been in compliance with the material terms and provisions of all such employee benefit plans. Seller has no accrued but unpaid obligations with respect to any of such employee benefit plans except as set forth in the Financial Statements or SCHEDULE 3.1(i).

              (n) Necessary Assets. The Assets include all rights and property necessary to the conduct of the Seller's ASC Business in the manner it is presently conducted by Seller and no property excluded from the Assets hereof constitutes property or rights material to such ASC Business.

              (o) Availability of Documents; Compliance with Due Diligence Requests. Seller has made available to Purchaser copies of all documents including, without limitation, all



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

agreements, contracts, commitments, insurance policies, leases, plans, instruments, undertakings, authorizations, permits, licenses, trademarks, trade names, service marks and applications therefor listed in this Agreement or in the Schedules to this Agreement. Such copies are true and complete and include all amendments, supplements and modifications thereto or waivers currently in effect thereunder. Prior to the Closing Date, the Seller and Shareholder shall have provided true and correct copies to Purchaser or answered truthfully in writing all items described in Purchaser's written due diligence list which has been provided to the Seller by Purchaser prior to the date first above written.

              (p) Conditions Affecting Seller. There is no fact, development or threatened development with respect to the markets, products, services, clients, patients, facilities, personnel, vendors, suppliers, operations, Assets or prospects of the Seller's ASC Business, which are known to Seller which would materially adversely affect the such ASC Business or the operations, prospects or condition (financial or otherwise) of Seller considered as a whole, other than such conditions as may affect as a whole the economy or the ambulatory surgical center industry generally. Seller and Shareholder have used their respective best efforts to keep available for Purchaser the services of the employees, agents, patients and suppliers of Seller active in the conduct of the Seller's ASC Business. Seller does not have any reason to believe that any loss of any employee, agent, patient or supplier or other advantageous arrangement will result because of the consummation of the transactions contemplated hereby.

              (q) Real Property. All real property (including, without limitation, all interests in and rights to real property) and improvements located thereon which are owned or leased by Seller and used in connection with the Seller's ASC Business or included in the Assets (the "Real Property") is listed on SCHEDULE 3.1(q). The use and operation of the Real Property is in compliance in all material respects with all applicable building code, environmental, zoning and land use laws, and other applicable local, state and federal laws and regulations, including, without limitation, those laws and regulations relating to the generation, transportation, storage and disposal of medical waste. No portion of the Real Property is the subject of, or affected by, any condemnation or eminent domain proceeding or any covenant or other restriction preventing or limiting Seller's right to convey right, title and interest in the Real Property or to use the Real Property for the various purposes for which the Real Property is currently being used. Each lease with respect to the Real Property is in full force and effect and has not been assigned, modified, supplemented or amended. Neither Seller nor the landlord under any lease is in material default of the terms of any such lease and, to Seller's knowledge, no circumstances or state of facts currently exist which, with the giving of notice or the passage of time or both would permit the landlord under any lease to terminate such lease.

              (r) Medicare and Medicaid Programs. The Seller is qualified for participation in the Medicare and Medicaid programs, and Seller is party to provider agreements for such programs which are in full force and effect with no events of default having occurred thereunder. Seller, has timely filed all claims or other reports required to be filed prior to the Closing Date with respect to the purchase of services by third-party payors ("Payors"), including but not limited to Medicare and Medicaid programs. All such claims or reports are complete and accurate in all material respects. Seller has paid or has properly recorded on the Financial Statements all actually known and undisputed refunds, discounts or adjustments which have become due pursuant to such claims, and Seller does not have any material liability to any Payor with respect thereto, except as has been reserved for in the Seller's Financial Statements or set forth on SCHEDULE 3.1(i). There are no pending appeals, overpayment determinations, adjustments, challenges, audits, litigation, or notices of intent to reopen Medicare and/or Medicaid claims determinations or other reports required to be filed by Seller in order to be paid by a Payor for services rendered. None of the Seller, Shareholder or any employee, director, officer or consultant of Seller has been convicted of, or pled guilty or nolo contendere to, patient abuse or neglect, or any other Medicare or Medicaid program-related offense. None of the Seller, Shareholder or any employee, director, officer or consultant of the Seller has committed any offense which may serve as the basis for suspension or exclusion from the Medicare and Medicaid programs, including but not limited to, defrauding a government program, loss of the Seller's ambulatory surgical center license issued by the State of Florida, and failure to provide quality care.

              (s) Fraud and Abuse. None of the Seller, Shareholder or any employee, director, officer or consultant of the Seller has engaged in any activities which are prohibited under 42 U.S.C. ss.ss. 1320-7, 7a or 7b or 42 U.S.C. ss.1395nn (subject to the exceptions set forth in such legislation), or the regulations promulgated thereunder or pursuant to similar state or local statutes or regulations, or which are prohibited by rules of professional conduct, including but not limited to the following:

                  (i) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment;

                  (ii) knowingly and willfully making or causing to be made a false statement or representation of a material fact for use in determining rights to any benefit or payment;

                  (iii) failure to disclose knowledge by a Medicare or Medicaid claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on the claimant's behalf or on behalf of another, with intent to fraudulently secure such benefit or payment;

                  (iv) knowingly and willfully offering, paying, soliciting or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, in cash or in kind (1) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid, or
(2) in return for purchasing, leasing, or ordering, or arranging for or recommending purchasing, leasing, or ordering any good, facility, service, or item for which payment may be made in whole or in part by Medicare or Medicaid; and

                  (v) referring a patient for designated health services (as defined in 42 U.S.C. ss.1395nn) or providing designated health services to a patient upon a referral from an entity or person with which Seller or an immediate family member has a financial relationship, and to which no exception under 42 U.S.C. ss.1395nn applies.

              (t) Ownership of Competitors. Except as set forth in SCHEDULE 3.1(t), neither Seller nor the Shareholder owns, directly or indirectly, any of the capital stock of any other corporation or any equity, profit sharing, participation or other interest in any corporation, partnership, joint venture or other entity that is engaged in a business that is a competitor of Purchaser or the Seller.

              (u) Commitments. Except as set forth on SCHEDULE 3.1(u) or as otherwise disclosed pursuant to this Agreement, neither Seller nor Shareholder (with respect to the Seller's ASC Business) is a party to nor bound by, nor are the Assets bound by, whether or not in writing, any of the following (collectively, "Commitments"):

                  (i)    partnership or joint venture agreement;

                  (ii) guaranty or suretyship, indemnification or contribution agreement or performance bond;

                  (iii) debt instrument, loan agreement or other obligation relating to indebtedness for borrowed money or money lent or to be lent to another;

                  (iv)   contract to purchase real property;

                  (v) agreement relating to any material matter or transaction in which an interest is held by a person or entity that is an affiliate of Seller;

                  (vi) agreement for the acquisition of services, supplies, equipment, inventory, fixtures or other property, or agreements with public relations or advertising agencies, accountants or attorneys (other than in connection with this Agreement and the transactions contemplated hereby) involving more than $2,000 in the aggregate;

                  (vii)  powers of attorney;

                  (viii) contracts containing non-competition covenants;

                  (ix) agreements with Payors and contracts to provide medical or health care services; or

                  (x) any other agreement or commitment not made in the ordinary course of business or that is material to the business, operations, condition (financial or otherwise) or results of operations of Seller.

Except as set forth on SCHEDULE 3.1(u) and to Seller's and Shareholder's best knowledge, there are no existing or asserted defaults, events of default or events, occurrences, acts or omissions that, with the giving of notice or lapse of time or both, would constitute defaults by Seller or Shareholder or, to the best knowledge of Seller and Shareholder, any other party to a Commitment, and no penalties have been incurred nor are amendments pending, with respect to the Commitments. The

Commitments are in full force and effect and are valid and enforceable obligations of Seller and Shareholder, and to the best knowledge of Seller and Shareholder, are valid and enforceable obligations of the other parties thereto, in accordance with their respective terms, and no defenses, off-sets or counterclaims have been asserted or, to the best knowledge of Seller and Shareholder, may be made by any party thereto (other than Seller and Shareholder), nor has Seller or Shareholder waived any rights thereunder. Except as set forth on SCHEDULE 3.1(u), no consents or approvals are required under the terms of any agreement listed on SCHEDULE 3.1(u) in connection with the transactions contemplated herein, including, without limitation, the transfer of any such agreement pursuant to this Agreement. Except as set forth on SCHEDULE 3.1(u), neither Seller nor Shareholder has received notice of any plan or intention of any other party to any Commitment to exercise any right to cancel or terminate any Commitment, and neither Seller nor Shareholder knows of any fact that would justify the exercise of such a right.

              (v) Insurance. Seller carries property, liability, malpractice and such other types of insurance pursuant to the insurance policies listed and briefly described on SCHEDULE 3.1(v) (the "Insurance Policies"). The Insurance Policies are all of the insurance policies of the Seller relating to the ASC Business of Seller and the Assets. All of the Insurance Policies are issued by insurers of recognized responsibility, and, to the best knowledge of the Seller and Shareholder, are valid and enforceable policies, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies. Except as set forth in
SCHEDULE 3.1(v), no consent or approval is required for, and no other impediment or restriction exists that will prohibit or limit, the transfer of any such Insurance Policies included within the Assets in accordance with the terms of this Agreement. All Insurance Policies shall be maintained in force without interruption up to and including the Closing Date. Neither Seller nor Shareholder has received any notice or other communication from any issuer of any Insurance Policy cancelling such policy, materially increasing any deductibles or retained amounts thereunder, and to the actual knowledge of Seller and Shareholder, no such cancellation or increase of deductibles, retainages or premiums is threatened. Neither Seller nor Shareholder has any outstanding claims, settlements or premiums owed against any Insurance Policy, and Seller and Shareholder have given all notices or have presented all potential or actual claims under any Insurance Policy in due and timely fashion. In the three (3) years before the effective date of this Agreement, Seller has not filed a written application for any professional liability insurance coverage which has been denied by an insurance agency or carrier, and the Seller has been continuously insured for professional malpractice claims for at least the past seven (7) years. SCHEDULE 3.1(v) also sets forth a list of all claims under any Insurance Policy in excess of $10,000 per occurrence filed by Seller in the three (3) years before the effective date of this Agreement.

              (w) Accounts Receivable/Payable. The accounts receivable of Seller relating to its ASC Business reflected on the Seller's Financial Statements (the "Accounts Receivable"), to the extent uncollected on the date hereof, are, and the accounts receivable of Seller relating to the ownership and operation of its ASC Business to be reflected on the books of Seller on the Closing Date will be, valid, existing and collectible within six (6) months from the Closing Date (taking into consideration the allowance for doubtful accounts set forth in the Financial Statements) using reasonably diligent collection methods taking into account the size and nature of the receivable, and represent amounts due for goods sold and delivered or services performed. There are not, and on the date of Closing there will not be, any refunds, discounts, set-offs, defenses, counterclaims or other adjustments payable or assessable with respect to the Accounts Receivable. Seller has collected Accounts Receivable only in the ordinary course and has not changed collection procedures or methods nor accelerated the pace of such collection efforts in anticipation of the transactions contemplated in this Agreement. Seller has paid accounts payable in the ordinary course and has not changed payment procedures or methods nor delayed the timing of such payments in anticipation of the transactions contemplated in this Agreement.

              (x) Completeness of Disclosure. Neither this Agreement, nor any Schedule, Exhibit, list, certificate or other instrument or document furnished by Seller or Shareholder to Purchaser pursuant to this Agreement, contains any untrue statement of a material fact or omits to state any material fact required to be stated herein or therein or necessary to make the statements and information contained herein or therein not misleading. Neither Seller nor Shareholder has failed to disclose to Purchaser any event, condition or fact which Seller or Shareholder knows, or has reasonable grounds to know, may materially adversely affect the Assets or the operations, prospects or condition (financial or otherwise) of the Seller's ASC Business.

         3.2. Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller and the Shareholder that the following are true and correct as of the date hereof and shall be true and correct as of the Closing Date as if made on that date:

              (a) Organization and Good Standing. Purchaser is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Florida.

              (b) Authorization and Validity. Purchaser has the power, authority and legal right to execute, deliver and perform this Agreement, and this Agreement constitutes the legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms.

              (c) Validity of Contemplated Transactions. The execution, delivery and performance of this Agreement by Purchaser do not and will not violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of any other party under (i) any existing law, ordinance, or governmental rule or regulation to which Purchaser is subject, (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to Purchaser, (iii) the Certificate of Limited Partnership or Partnership Agreement of Purchaser, or (iv) any mortgage, indenture, agreement, contract, commitment, lease, plan or other instrument, document or understanding, oral or written, to which Purchaser is a party or by which Purchaser is otherwise bound. No authorization, approval or consent of, and no registration or filing with, any governmental or regulatory official, body or authority is required in connection with the execution, delivery and performance of this Agreement by Purchaser.

              (d) Completeness of Disclosure. Neither this Agreement nor any other instrument or document furnished by Purchaser to Seller or Shareholder pursuant to this Agreement, contains any untrue statement of a material fact or omits to state any material fact required to be stated herein or therein or necessary to make the statements and information contained herein or therein not misleading.

              (e) Employment of Seller's Employees. Purchaser does not currently intend to change the existing composition or employment terms of any of the which have employment arrangements with Seller on the effective date of this Agreement. Purchaser reserves the right, however, to change the number, composition or employment terms of such personnel in the future.

              (f) Patient Notifications. Purchaser shall be solely responsible for complying with the requirements of Florida Statutes Section 455.667 and other applicable requirements with respect to notifications of patients of the sale of Seller's ASC Business and the disposition of medical records, at Purchaser's sole cost.

                ARTICLE IV - CONDITIONS PRECEDENT TO THE CLOSING

         4.1. Conditions Precedent to Obligations of Purchaser. All obligations of Purchaser under this Agreement are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent:

              (a) Compliance with this Agreement. Seller and Shareholder shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by them prior to the Closing.

              (b) Due Diligence. Purchaser shall have completed to its satisfaction a due diligence review of Seller, Shareholder, the Seller's ASC Business and the Assets, which shall include verification that the Seller's ASC Business has been run in the ordinary course since December 31, 1997, and that the Assets, liabilities, obligations, revenues, vendor relations and patient relations of Seller are as represented to and anticipated by Purchaser. Seller agrees to cooperate and make available to Purchaser and its employees and accountants, all of Seller's books and records and to make available Seller's officers, employees and agents in assisting Purchaser to complete its due diligence investigation. Purchaser may conduct its due diligence investigation from the date first above written to, and including, the Closing Date.

              (c) No Adverse Changes. No change other than as contemplated or permitted by this Agreement, or other than in the ordinary course, shall have occurred with respect to the operations, prospects or condition (financial or otherwise) of the Seller's ASC Business or any of the Assets, which shall have been material and adverse to Seller.

              (d) Consents and Approvals. Purchaser shall have received those written consents and approvals necessary or desirable for the transfer of the Assets to Purchaser.

              (e) Removal of Liens. Seller shall have obtained valid, binding and enforceable releases, satisfactions and discharges of all liens, charges and encumbrances affecting the Assets.

              (f) Lease Agreement. Seller shall have entered into the Lease Agreement.

              (g) Certification. Seller shall not have received notice of or been made a party to any judicial or administrative proceeding, or threatened to so be made a party, in any action or proceeding that seeks to deny the continued use or receipt of any necessary permit, license, authorization, certification or approval under the Medicare or Medicaid programs to conduct an ASC Business.

         4.2. Conditions Precedent to Seller's and Shareholder's Obligations. All obligations of Seller and Shareholder under this Agreement are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent:

              (a) Compliance with this Agreement. Purchaser shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

              (b) Lease Agreement. Purchaser shall have entered into the Lease Agreement.

         4.3. Risk of Loss Prior to Closing. The risk of any loss, destruction or other damage to the Assets, other than ordinary wear and tear, prior to the completion of the Closing, shall be solely that of Seller.

                             ARTICLE V - [RESERVED]

                    ARTICLE VI - INDEMNIFICATION AND REMEDIES

         6.1. Indemnification Obligation of Seller and Shareholder. From and after the Closing, Seller and Shareholder, jointly and severally, shall reimburse, indemnify and hold harmless Purchaser, and its successors and assigns (an "Indemnified Buyer Party") against and in respect of:

              (a) any and all damages, losses, deficiencies, liabilities, costs and expenses incurred or suffered by any Indemnified Buyer Party that result from, relate to or arise out of:

                  (i) any and all liabilities and obligations of Seller of any nature whatsoever not disclosed in this Agreement and expressly assumed by Purchaser;

                  (ii) any and all actions, suits, claims, or legal, administrative, arbitration, governmental or other proceedings or investigations against any Indemnified Buyer Party that relate to Seller or its ASC Business in which the principal event giving rise thereto occurred prior to the Closing Date or which result from or arise out of any action or inaction of Seller or any employee, agent, representative or subcontractor of Seller prior to the Closing Date; or

                  (iii) any misrepresentation, breach of warranty or nonfulfillment of any agreement or covenant on the part of Seller under this Agreement or from any misrepresentation in or omission from any certificate, schedule, exhibit, statement, document or instrument furnished to

Purchaser pursuant hereto or in connection with the negotiation, execution or performance hereof; and

              (b) any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including, without limitation, reasonable legal fees and expenses and court costs) incident to any of the foregoing or to the enforcement of this
Section 6.1.

         6.2. Indemnification Obligation Of Purchaser. From and after the Closing, Purchaser shall reimburse, indemnify and hold harmless Seller, Shareholder and their respective successors and assigns (an "Indemnified Seller Party") against and in respect of:

              (a) any and all damages, losses, deficiencies, liabilities, costs and expenses incurred or suffered by any Indemnified Seller Party that result from, relate to or arise out of any misrepresentation, breach of warranty or non-fulfillment of any agreement or covenant on the part of Purchaser under this Agreement or from any misrepresentation in or omission from any certificate, schedule, exhibit, statement, document or instrument furnished to Seller pursuant hereto or in connection with the negotiation, execution or performance hereof; and

              (b) any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including, without limitation, reasonable legal fees and expenses) incident to any of the foregoing or to the enforcement of this Section 6.2.

         6.3. Procedure for Indemnification Claims. If at any time a claim shall be made or threatened, or an action or proceeding shall be commenced or threatened, against a party hereto (the "Aggrieved Party") which could result in liability of the other party (the "Indemnifying Party") under its indemnification obligations hereunder, the Aggrieved Party shall give to the Indemnifying Party prompt notice of such claim, action or proceeding. Such notice shall state the basis for the claim, action or proceeding and the amount thereof (to the extent such amount is determinable at the time when such notice is given) and shall permit the Indemnifying Party to assume the defense of any such claim, action or proceeding (including any action or proceeding resulting from any such claim). Failure by the Indemnifying Party to notify the Aggrieved Party of its election to defend any such claim, action or proceeding within a reasonable time shall be deemed a waiver by the Indemnifying Party of its right to defend such claim, action or proceeding; provided, however, that the Indemnifying Party shall not be deemed to have waived its right to contest and defend against any claim of the Aggrieved Party for indemnification hereunder based upon or arising out of such claim, action or proceeding.

         If the Indemnifying Party assumes the defense of any such claim, action or proceeding, the obligation of the Indemnifying Party as to such claim, action or proceeding shall be limited to taking all steps necessary in the defense or settlement thereof and, to the extent the Indemnifying Party is liable for indemnification hereunder, to holding the Aggrieved Party harmless from and against any and all losses, damages and liabilities caused by or arising out of any settlement approved by the Indemnifying Party or any judgment or award rendered in connection with such claim, action or proceeding. The Aggrieved Party agrees to cooperate and make available to the Indemnifying Party all books and records and such officers, employees and agents as are reasonably necessary and useful in connection with the defense. The Aggrieved Party may participate, at its expense, in the defense of such claim, action or proceeding provided that the Indemnifying Party shall direct and control the defense of such claim, action or proceeding; provided, however, if in the reasonable opinion of the Aggrieved Party any such claim, action or proceeding involves an issue or matter which, if adversely determined, would have a materially adverse effect on the Aggrieved Party, then the Aggrieved Party shall have the right to control the defense or settlement of any such claim, action or proceeding and its reasonable costs and expenses shall be included as a part of the indemnification obligation of the Indemnifying Party. The Indemnifying Party shall not, with respect to any such claim, action or proceeding, consent to the entry of any judgment or award, or enter into any settlement, except with the prior written consent of the Aggrieved Party, which consent shall not be unreasonably withheld; provided, however, in the case of any such judgment, award or settlement for money, it shall be a condition thereto that the Indemnifying Party shall acknowledge its obligation to indemnify the Aggrieved Party pursuant to this Article VI; and provided, further, that any such judgment, award or settlement include, as an unconditional term thereof, the release of the Aggrieved Party from all liability by the third party claimant or plaintiff.

         6.4. [RESERVED].

         6.5. Indemnification Limitations. Notwithstanding the provisions of Sections 6.1 and 6.2, no party shall be required to indemnify another party with respect to a breach of a representation, warranty or covenant unless the claim for indemnification is brought within one (1) year after the Closing Date, except that a claim for indemnification for a breach of the representations and warranties contained in Sections 3.1(a), 3.1(b), 3.1(d), 3.1(f), 3.2(a), 3.2(b),
3.3(a) and 3.3(b) may be made at any time, and a claim for indemnification for a breach of the representations and warranties contained in Sections 3.1(g), 3.1(k), 3.1(m), 3.1(r), 3.1(s) and 8.13 may be made at any time within the applicable statute of limitations.

         6.6. Other Rights and Remedies Not Affected. The indemnification rights of the parties under this Article VI are independent of and in addition to such rights and remedies as the parties may have at law or in equity or otherwise for any misrepresentation, breach of warranty or failure to fulfill any agreement or covenant hereunder on the part of any party hereto, including, without limitation the right to seek an injunction against the violation of any of the terms hereof or in aid of the exercise of any power granted hereby or by law, the right to seek specific performance, recision or restitution, none of which rights or remedies shall be affected or diminished hereby. All rights, powers, options or remedies afforded to the parties hereunder or by law shall be cumulative and not alternative and the exercise of a party's right, power, option or remedy shall not bar other rights, powers, options or remedies allowed herein or by law. The indemnification obligations hereunder shall survive the consummation of the transactions described herein. Should either party employ an attorney or attorneys to enforce any of the provisions hereof, or to protect its interest in any matter arising hereunder, or to recover damages for the breach hereof, the party prevailing shall be entitled to recover from the other party all reasonable costs, charges and expenses, including attorney's fees, the value of time charged by paralegals and/or other staff members operating under the supervision of an attorney, and other legal costs, expended or incurred in connection therewith, before, during and subsequent to any litigation, including arbitration and appellate proceedings, bankruptcy or similar debtor/creditor proceedings, and proceedings to enforce any indemnity agreement herein contained.

                        ARTICLE VII- POST CLOSING MATTERS

         7.1. Survival of Representations and Warranties. All representations, warranties, agreements and obligations made by the parties in this Agreement or in any certificate, schedule, document or instrument furnished hereunder or in connection with the negotiation, execution and performance of this Agreement shall survive the Closing. Notwithstanding any investigation or audit conducted before or after the Closing Date or the decision of any party to complete the Closing, each party shall be entitled to rely upon the representations and warranties set forth herein and therein and each such representation and warranty shall be deemed to be material.

         7.2. Maintenance of Books and Records. Each of Seller, Shareholder and Purchaser shall preserve until the fifth anniversary of the Closing Date all records possessed or to be possessed by such party relating to any of the Assets, liabilities or the ASC Business of the Seller prior to the Closing Date. After the Closing Date, Seller and Shareholder shall provide Purchaser with access, upon prior reasonable written request specifying the need therefor, during regular business hours, to (a) Seller and the employees of Seller and (b) the books of account and records of Seller, and Purchaser and its representatives shall have the right to make copies of such books and records.

         7.3. Discharge of Business Obligations. From and after the Closing Date, Seller shall pay and discharge, in accordance with past practice but not less than on a timely basis, all obligations and liabilities incurred prior to the Closing Date in respect of the Seller's ASC Business which are not assumed by Purchaser pursuant to Section 1.6.

         7.4. Payments Received. Seller, Shareholder and Purchaser each agree that after the Closing they will hold and will promptly transfer and deliver to the other, from time to time as and when received by them, any cash, checks with appropriate endorsements (using their best efforts not to convert such checks into cash) or other property that they may receive on or after the Closing Date which properly belongs to the other party, and will account to the other for all such receipts. From and after the Closing, Purchaser shall have the right and authority to endorse without recourse the name of Seller on any check or any other evidences of indebtedness received by Purchaser on account of the Seller's ASC Business and the Assets transferred to Purchaser, hereunder.

         7.5. Audit. Purchaser may cause an audit of the Financial Statements to be conducted by Ernst & Young LLP or such other auditor of Purchaser's selection, the cost of which shall be borne by Purchaser whether or not the Closing takes place. Except as otherwise provided in this Section, all items prepared by Ernst & Young LLP in connection with the audit (the "Prepared Audit Materials") shall be for use solely by Purchaser. The Prepared Audit Materials shall not be deemed to include those items that customarily remain the property of the auditors such as their working papers and internal memos. Seller and Shareholder represent and warrant to Purchaser that the preparation of audited financial statements will not take an unreasonable amount of time or be of unreasonable cost and that the audited financial statements will not materially differ from the unaudited financial statements. Seller and Shareholder agree to fully cooperate with any such audit and provide any documentation reasonably requested by the auditor in order to complete such audit. Should the Seller reimburse Purchaser for one-half (1/2) of the expenses set forth herein with respect to the audit and pay any remaining balance owed to Ernst & Young LLP, if any, it shall be entitled to copies of the Prepared Audit Materials. Seller agrees to submit to and fully cooperate with a Medicare audit to be conducted by Corcoran Consulting, the cost of which shall be paid for or reimbursed by Purchaser whether or not the Closing takes place. All information obtained in connection with the Medicare audit shall be made available to Purchaser.

         7.6. Non-Compete. As part of the consideration hereof, neither Seller nor Shareholder shall for a period of five (5) years from the Closing Date directly or indirectly (a) engage in any ASC Business or medical or optometric practice management business (except for Physician's management of his own medical practice) within the State of Florida; (b) solicit the employees of Purchaser or Vision Twenty-One, Inc., the parent company of Purchaser's general partner ("Vision 21") to become employed by Seller or Shareholder or otherwise terminate their employment relationship with Purchaser or Vision 21, or (c) render advice or assistance, or have any interest in, or provide any services to any competitor of Purchaser or Vision 21; provided, however, that (i) ownership of no more than five percent (5%) of the stock of a publicly traded corporation engaged in a competitive business shall not be deemed to be engaging in a competing business, (ii) Shareholder's relationship(s) described on SCHEDULE 3.1(t) hereto shall not be deemed to be engaging in a competing business, and
(iii) Seller shall be entitled to hire the individuals specified on SCHEDULE 7.6 without violating this Section. Seller and Shareholder acknowledge that violation of such covenant not to compete would cause irreparable harm to Purchaser and Vision 21 which cannot be fully redressed by payment of damages by Seller and/or Shareholder. Accordingly, Purchaser and Vision 21 shall be entitled in addition to any other right or remedy it may have, at law or in equity, to an injunction, enjoining or restraining Seller and/or Shareholder from any violation or threatened violation of this Section. If any of the rights or restrictions contained herein shall be deemed by a court of competent jurisdiction to be unenforceable by reason of the extent, duration or geographical scope thereof or any other provision of this Agreement, the parties hereto contemplate that the court shall reduce such extent, duration, geographical scope or other provision and enforce this Section in its reduced form for all purposes in the manner contemplated hereby. The restrictive covenants contained within this Section shall not be enforceable by Purchaser or Vision 21 if Purchaser fails to pay Seller the Purchase Price or fails to discharge the liabilities and obligations identified on SCHEDULE 1.5 when due. The foregoing provisions shall not be construed to prohibit advertisements in broadcast or print media initiated outside of and targeting patients outside of Pasco County, Florida, which incidentally can be viewed, heard or read within Pasco County, Florida. Seller, Shareholder and Purchaser acknowledge that Vision 21 is a third-party beneficiary of this Section 7.6 and the restrictive covenants contained in this Section 7.6 are intended for the benefit of Vision 21.

         7.7. Seller and Shareholder Confidentiality Covenant. From the date hereof, the Seller and Shareholder shall not, directly or indirectly, use for any purpose, other than in the performance of Shareholder's duties under the Employment Agreement, or disclose to any third party, any information of Purchaser (whether written or oral), including any business management or economic studies, patient lists, proprietary forms, proprietary business or management methods, marketing data, fee schedules, or trade secrets of Purchaser, and including the terms and provisions of this Agreement and any transaction or document executed by the parties pursuant to this Agreement. Notwithstanding the foregoing, the Seller and Shareholder may disclose information that the Seller or Shareholder can establish (a) is or becomes generally available to and known by the public or medical community (other than as a result of an unpermitted disclosure directly or indirectly by Seller or Shareholder or their respective affiliates, advisors, or representatives); (b) is or becomes available to the Seller or Shareholder on a nonconfidential basis from a source other than Purchaser or its affiliates, advisors or representatives, provided that such source is not and was not bound by a confidentiality agreement with or other obligation of secrecy to Purchaser or its affiliates, advisors or representatives of which the Seller or Shareholder has knowledge; or (c) has already been or is hereafter independently acquired or developed by the Seller or Shareholder without violating any confidentiality agreement with or other obligation of secrecy to Purchaser, or its affiliates, advisors or representatives. Without limiting the other possible remedies to Purchaser for the breach of this covenant, Seller and Shareholder agree that injunctive or other equitable relief shall be available to enforce this covenant, such relief to be without the necessity of posting a bond, cash or otherwise. The Seller and Shareholder further agree that if any restriction contained in this Section 7.7 is held by any court to be unenforceable or unreasonable, a lesser restriction shall be enforced in its place and the remaining restrictions contained herein shall be enforced independently of each other.

         7.8. Acquisition of Ambulatory Surgical Center License. Seller and Shareholder shall use their best efforts to assist Purchaser in obtaining a transfer of the Seller's ambulatory surgical center license or obtaining a new ambulatory surgical center license. The parties agree to execute all documents reasonably requested by any party hereto to effectuate the transaction contemplated in this Section 7.8.

         7.9. Release of Shareholder From ASC Business Liabilities. Purchaser shall use its best efforts to obtain from third party creditors the release of Shareholder from any personal liabilities relating to the Seller's ASC Business which are identified on SCHEDULE 1.5 and assumed by Purchaser pursuant to the terms of this Agreement. If Purchaser has not obtained the release of Physician from such personal liabilities within thirty (30) days of the Closing Date, Purchaser shall pay such personal liabilities in full within five (5) days after the expiration of such thirty (30) day period.

         7.10. Additional Actions and Documents. From and after the Closing Date, Seller and Shareholder will take or cause to be taken such further actions, and execute, deliver and file such further documents and instruments as Purchaser may request from time to time to evidence the transfer of the Assets to Purchaser and to fully effectuate the purposes and terms of this Agreement.

                          ARTICLE VIII - MISCELLANEOUS

         8.1. Taxes. Purchaser shall pay all state and local sales, documentary and other transfer taxes, if any, due under Florida law as a result of the purchase, sale or transfer of the Assets in accordance therewith whether imposed by law on Seller, Shareholder or Purchaser and Purchaser shall indemnify, reimburse and hold harmless the Seller in respect of the liability for payment of or failure to pay any such taxes or the filing of or failure to file any reports required in connection therewith.

         8.2. Expenses. Except as otherwise provided in this Agreement, each party hereto shall pay its own expenses incidental to the preparation of this Agreement, the carrying out of the provisions hereof and the consummation of the transactions contemplated hereby.

         8.3. Contents of Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof. It shall not be amended or modified, and no provision hereof shall be waived, except by written instrument duly executed by each of the parties hereto. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.

         8.4. Assignment and Binding Effect. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties. Subject to the foregoing, all of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the permitted successors and assigns of the parties.

         8.5. Waiver. No delay or failure on the part of either party in exercising any right hereunder, and no partial or single exercise hereof, will constitute a waiver of such right or of any other right hereunder.

         8.6. Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given only if delivered personally or sent by overnight, registered or certified mail, postage prepaid, as follows:

         If to Purchaser, to:

         Vision Twenty-One Eye Surgery Centers, Inc.
         7209 Bryan Dairy Road
         Largo, Florida 34777
         Attention: Richard T. Welch, Treasurer

         With a copy to:

         Darrell C. Smith, Esquire
         Shumaker, Loop & Kendrick
         Suite 2800, Barnett Plaza
         101 East Kennedy Blvd.
         Tampa, Florida 33602

         If to Seller or Shareholder, to:

         David A. Johnson, M.D.
         1807 Richardson Place
         Tampa, Florida  33606

         With a copy to:

         John B. Neukamm, Esq.
         Ketchey Horan, P.A.
         100 North Tampa Street, Suite 1900
         Tampa, Florida  33601-0500

or to such other address as the addressee may have specified in a notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date of delivery, in the case of personal delivery, or the delivery or refusal date, as specified on the return receipt, in the case of overnight, registered or certified mail.

         8.7. Governing Law, Venue, Attorneys' Fees. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of Florida. Any judicial proceeding brought against any of the parties to this Agreement based upon any dispute arising out of this Agreement or any matter related hereto shall be brought in the appropriate court of Hillsborough County in the State of Florida or the United States District Court for the Middle District of Florida. By execution and delivery of the Agreement, each of the parties to this Agreement consents to the exclusive jurisdiction of the aforesaid courts and waives any objection to venue therein. The prevailing party in any such proceeding shall be entitled to an award of its attorneys' fees, paralegal fees, costs and expenses incurred at the trial and any and all appellate levels and in any proceedings in Bankruptcy court.

         8.8. No Benefit to Others. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and, in the case of Article VI hereof, the other Indemnified Parties, and their heirs, executors, administrators, legal representatives, successors and assigns, and they shall not be construed as conferring any rights on any other persons.

         8.9. Headings, Gender and "Person". All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires. Any reference to a "person" herein shall include an individual, firm, corporation, partnership, trust, governmental authority or body, association, unincorporated organization or any other entity.

         8.10. Schedules and Exhibits. All Schedules and Exhibits referred to herein are intended to be and hereby are specifically made a part of this Agreement.

         8.11. Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         8.12. Counterparts. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original and all of which counterparts when taken together shall constitute but one and the same instrument.

         8.13. Brokerage. Each of the parties hereto represents and warrants to the others that no broker is entitled to any commission or similar fee in connection with the making and carrying out of this Agreement.

         8.14. Remedies Not Exclusive. No remedy conferred by any of the specific provisions of this Agreement or any document contemplated in this Agreement is intended to be exclusive of any other remedy so conferred, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or at equity or by statute or otherwise. The election of one or more remedies hereunder by any party hereto shall not constitute a waiver of the right to pursue other available remedies hereunder.

         8.15. Announcements and Press Releases. Any press releases or any other public announcements by any party hereto concerning this Agreement or the transactions contemplated hereunder shall be approved in advance by the other parties hereto; provided, however, that Purchaser may make such disclosures as are required under federal and state securities laws in the opinion of counsel for Purchaser.

         8.16. Time of Essence. Time is of the essence of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                    "SELLER"

                                    JOHNSON EYE INSTITUTE SURGERY
                                    CENTER, INC.

                                    By: /s/ David A. Johnson, M.D.
                                        ---------------------------------------
                                        David A. Johnson, M.D., its President


                                   "PURCHASER"

                                    VISION TWENTY-ONE SURGERY CENTER,
                                    LTD.

                                    By:  VISION TWENTY-ONE EYE SURGERY
                                         CENTERS, INC., its general partner


                                         By: /s/ Richard T. Welch
                                            -----------------------------------
                                            Richard T. Welch,Treasurer


                                  "SHAREHOLDER"


                                  /s/ David A. Johnson, M.D.
                                  ---------------------------------------------
                                  David A. Johnson, M.D.

                                  /s/ Debra Pazo Johnson, M.D.
                                  ---------------------------------------------
                                  Debra Pazo Johnson, M.D.